Exhibit 10.1

NATROL, INC.

2006 BONUS INCENTIVE COMPENSATION PLAN

PART I

SECTION 1.                          PURPOSE

The purpose of the Executive Incentive Compensation Plan (“the Plan”) is to enhance and reinforce the goals of Natrol, Inc. and its subsidiaries (the “Company”) for profitable growth and continuation of a sound overall condition.  This will be accomplished by providing key employees with additional financial rewards for attainment of such growth and stable financial and operating condition.  Final approval of the payment of any awards made under the Plan is subject to the discretion of the Board of Directors.

SECTION 2.                            DEFINITIONS

2.1         Definitions of terms as used throughout this Plan document are as follows:

(a)          “Award Year” means the twelve-month period coinciding with the organization’s annual accounting period, January 1st – December 31st.

(b)         “Committee” means a Committee established by the Board of Directors of the Organization to administer the Plan.

(c)          “Participant” means an eligible employee, all of whom have been selected without regard to race, color, religion, sex, gender, marital status, age, national origin, sexual orientation, physical or mental disability, medical condition, veteran status, or any basis protected by law.

SECTION 3.                        ELIGIBILITY

Bonuses under the Bonus Plan may be granted to those key employees of the Company, including officers of the Company, whether or not they are directors of the Company.

SECTION 4.                            ADMINISTRATION

The Compensation Committee of the Board of Directors of the Company shall administer the Plan.  This Committee shall be comprised of not less than three members as shall be appointed from time to time by the Board of Directors.

The Committee has full power and authority to annually select participants from among those eligible, to determine the amount of funds included in the bonus pool upon Board approval of the budget plan, to determine the amount and timing of individual awards, and to adopt and revise such rules and procedures as it shall deem necessary for the administration of the Plan.

4.1  Resolution of Disputes & Awards

The decision of the Committee with respect to any question or disputes arising out of participation in “the Plan”, or the individuals selected for awards, and the interpretation of the provisions of this Plan shall be final, conclusive and binding on all parties with no right of court, jury or other review.

SECTION 5.                            PARTICIPATION

Participation in the Plan shall be limited to regular salaried employees of the Company, including officers as recommended by management and approved by the Committee.  In selecting participants, the Committee shall consider an individual’s position and potential impact on the Company’s business results and performance.  The selection of participants, and their respective incentive awards, shall be determined annually by the Committee and communicated to Participants as soon as possible.  The Committee selection of participants shall be final, conclusive and binding on all parties with no right of court, jury or other review.

SECTION 6.                            AWARDS COMPUTATION – GENERAL

The Committee should establish the performance criteria for the award of the Incentive Bonus Compensation (criteria) at the beginning of each calendar year.

6.1       The Committee shall establish all operating rules and criteria for the Plan by the first quarter of each calendar year.

It is expected that during any bonus plan year, there could be unusual and/or non-recurring significant revenue or expenses that the Committee believes should be considered for exclusion for determination of bonus compensation.  The Committee will evaluate these occurrences and decide whether the resulting effect on earnings will be excluded or included from the Company’s results of operations (“qualifying earnings”).

Plan participants will be given timely notice of any such material changes or events that alter the “qualifying earnings”.

6.2       The participant’s immediate supervisor should be consulted prior to any award being made to verify that the participant is in good standing and qualifies for inclusion in the Plan.  Eligibility for an award does not automatically guarantee that a reward will be granted to the Participant at any level or if at all.  Any decision by the Committee to otherwise reduce a bonus award and/or exclude the Participant from a bonus award entirely shall be final, conclusive and binding on all parties with no right of court, jury or other review.  The fact that a particular Participant is not under any type of employment reprimand (e.g., probation, warning, etc.) does not preclude the Committee from awarding a particular employee a reduced award or no bonus award entirely.

6.3       Each Bonus Participant is eligible for the percentage of Bonus for each level of achievement of the Performance Goal, and such other terms and conditions as the Committee, in its sole discretion, shall determine.  Part II, Section 3, includes guidelines that will be followed to measure results.

SECTION 7.                            PAYMENT OF AWARDS

7.1       Normal Payment

Awards shall be earned as of the last business day of the Award Year.  As soon as reasonably practicable following the end of a Measurement Period, but in no event later than ninety (90) days following the fiscal year end close, the Compensation Committee shall certify in writing the level of achievement of each Performance Goal established by the Compensation Committee with respect to such Measurement Period.

Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.

7.2       Payment Under Conditions of Termination

(a) If termination of employment occurs during an Award Year on account of death, total disability, or approved leave of absence, such Participant terminating employment shall be deemed to have earned a proportionate (prorated) share of that would otherwise be that Award Year’s actual bonus.

(b) The amount of such Award shall be the amount that would have been earned had the Participant been employed by the Company during the full Award Year, multiplied by a fraction, the numerator of which is the number of days that the Participant was employed by the Company, and the denominator of which is the number of days in that full Award Year.

7.3       Participant Transfer

If a Participant is transferred to another Subsidiary affiliated with the Company during an Award Year, and is determined to be eligible for payments under one or both of the Subsidiary’s plans, partial awards will be made under each Plan based on a pro rata determination as described in the preceding paragraph.

If termination of employment occurs for any reason other than death, total disability, or approved leave of absence, no award shall be deemed earned for the Award Year in which such termination occurs.

SECTION 8.                            DISSOLUTION OR MERGER

If the Company should be liquidated and/or dissolved, or if the Company should become a party to a merger or consolidation in which it is not the surviving corporation, the value of the bonus fund shall be determined in accordance with paragraph 7.2 (b) and on the date of such dissolution or merger.

SECTION 9.                            AMENDMENT OR TERMINATION

The Board of Directors of the Company or the Compensation Committee of the Board of Directors, if and to the extent authorized, in absolute discretion of the body so acting and without notice, may at any time amend or terminate the Plan, provided that no such amendment or termination shall adversely affect the rights of any participation under any award previously granted.

SECTION 10. OTHER CONDITIONS

10.1 Right of Assignment

No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise including levy, garnishment, attachment, pledge, and bankruptcy.  In the event of a Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.

10.2 Right of Employment

The receipt of an award under this Plan shall not give any employee any right to continued employment by the Company, and the right to dismiss any employee is specifically reserved to the Company.  Similarly, employment status does not guarantee the Participant the granting of a bonus award in any amount, if at all.  The receipt of an award in any year shall not give an employee the right to receive an award in any subsequent year.

10.3 Withholding for Taxes

The Company shall have the right to deduct from all payments under this Plan any federal or state taxes required by law to be withheld with respect to such payments.

SECTION 11.                     EFFECTIVE DATE

The effective date of this Plan shall be January 1, 2006 as amended and adopted by the Compensation Committee of the Board of Directors of the Company.

PART II. OPERATING RULES

SECTION 1.                          GENERAL

The following Bonus Incentive Compensation Plan Operating Rules will be in effect during January 1, 2006 — December 31, 2006.  These Operating Rules are subject to change by the Committee before the start of the Plan Year, with the approval of the Board of Directors.  It is anticipated that the rules will be revised only when significant changes occur, or other pertinent factors affect the operation of the Plan.  Changes from year to year will be minimized in order to maintain the basic continuity of the Plan.

SECTION 2.                            PLAN PARTICIPANTS

Plan Attachment II.1 lists the current Plan Year Participant names, titles, organizational and/or responsibilities.  Plan Participants are selected prior to the start of the Plan Year.  New participants may be added at a later date, e.g., newly hired employee, provided they meet qualifying criteria guidelines and will be subject to a prorated percent of award, should criteria be met.

SECTION 3.                            INCENTIVE FORMULAS

Instructions for calculating the bonus pool are included in Attachment II.2.  Attachment II.3 includes the formulas for calculating the individual incentive compensation awards.  The attachments include additional definitions of terms and descriptions of the calculations.

SECTION 4.                          EFFECTIVE DATE

The effective date of the Bonus Incentive Compensation Plan shall be January 1, 2006.

ATTACHMENT II.1 Plan Participants (By Title Only)

Officers & Others	Directors & Others

Founder & Executive Chairman of the Board	Director, Prolab Marketing & Sales

Chief Executive Officer & President	Director, International Sales

Executive Vice President, Chief Financial Officer & Treasurer	Director, Product and Marketing Processes

Chief Operating Officer	Director, MIS & IT

Vice President & General Counsel	Director, Marketing Communications

Vice President, Manufacturing	Director, Human Resources

Vice President, Operations	Director, Warehousing

Vice President, Sales	Director, Planning & Inventory Control

Vice President, Research & Development	Director, Creative

Vice President, Marketing	Director, Purchasing

Vice President, QA & QC	Controller

Assistant General Counsel	Corporate Secretary & Senior Mgr., Legal

Senior Manager, Compliance

Total Represented Salary: $ 3, 230, 183	Total Represented Salary: $ 1, 206, 767

Estimated Maximum Accrual: $ 807, 546	Estimated Maximum Accrual: $ 181, 015

Managers & Others	Managers & Others

Senior Manager, Sales	Manager, Inventory Control

Senior Manager, EPI Sales Administration	Manager, Shipping

Senior Manager, Planning	Manager, General Ledger

Senior Manager, Paralegal	Manager, Accounts Payable

Manager, Technical Services	Manager, Accounts Receivable

Manager, Research & Development (3)	Supervisor, Quality Control

Manager, Marketing (3)	Supervisor, Manufacturing (2)

Manager, Warehousing	Supervisor, Maintenance

Manager, Quality Assurance	Supervisor, Packaging

Manager, Consumer Services	Executive Assistant

Manager, Production & Manufacturing

Total Represented Salary: $ 1, 822, 357

Estimated Maximum Accrual: $ 182, 236

ATTACHMENT II.2 – Instructions for Calculating Bonus Pool

A target bonus fund shall be established equal to 10%-25% of the annual base salary of the Plan Participants as called out below.  “Base salary” for the purposes of this Plan is defined as the particular Participant’s W-2 earnings for the calendar year attributed only to his/her annual salary rate, and does not include any other Company benefits, distributions, bonuses paid to a Participant in any particular years or other sources of income.  Employees based upon their title as stated on Attachment II.1 will be eligible for an annual incentive bonus as a percentage of their base salary.

Bonus Fund

Officers & Others	25% of base salary

Directors & Others	15% of base salary

Managers & Others	10% of base salary

ATTACHMENT II.3 - Formulas for Calculating the Individual Incentive Compensation Awards

The incentive program shall be based on “qualifying income” as defined in paragraph 6.1 and corporate earnings.  The 2006 target to receive 100% of the eligible incentive bonus is $5,000,000 before bonuses, interest and income taxes.  The Compensation Committee of the Board has agreed to pay a portion of the eligible incentive bonus based on partial milestones achieved, as well as exceeding the corporate target.

Chart for percentage of eligible schedule

	Target	Award
	10,000,000	150%
	9,000,000 – 9,999,999	140%
	8,000,000 – 8,999,999	130%
	7,000,000 – 7,999,999	120%
	6,000,000 – 6,999,999	110%
*Corporate Goal	5,000,000 – 5,999,999	100% of eligible bonus
	4,000,000 – 4,999,999	75%
	3,000,000 – 3,999,999	50%
	2,000,000 – 2,999,999	25%
	1,000,000 – 1,999,999	20%
	0 - 999,999	15%

*Before Bonuses, Interest and Income Taxes